UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Cypress Semiconductor Corporation

(Name of Registrant as Specified In Its Charter)

T.J. Rodgers

J. Daniel McCranie

Camillo Martino

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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May 25, 2017

Cypress Board Forced to Supplement Its Proxy Statement

—And Still Does Not Come Clean with Stockholders

Dear Fellow Cypress Stockholder:

We are just days before the Cypress Annual Meeting of Stockholders on June 8, at which you will choose between two distinct visions for our Company. You can support the CypressFirst candidates, J. Daniel McCranie and Camillo Martino, who have unblemished records of ethical conduct and years of executive and board experience in the semiconductor industry. Or, you can keep the incumbents, Ray Bingham and Eric Benhamou, who have demonstrated a lack of fitness for office and a dismissive attitude towards Cypress stockholders.

We know that Ray Bingham joined Canyon Bridge, a Chinese government-backed private equity fund, without ever disclosing his intentions to the Cypress Board or stockholders, even though he knew that Canyon Bridge focuses on acquiring semiconductor companies, which puts it in direct competition with the critical M&A business at Cypress.

Again, without informing the Board, Bingham took from Canyon Bridge his $1.2 million signing bonus, his share of more than $36 million in management fees allocated to Canyon Bridge, and his ongoing $2 million salary. This is all on top of his $4.5 million in Cypress RSUs and $877,500 Cypress salary and target bonus. Even worse, although he was being paid by both sides, Bingham hid his actual relationship with Canyon Bridge from the Cypress Board until he was outed by litigation filed in the Delaware Court of Chancery by T.J. Rodgers.

As a result, the Cypress Board has been forced to update their original Proxy Materials with a May 18 Proxy Supplement which revealed that (a) Bingham started working with Canyon Bridge two months earlier than he claimed in October 2016; (b) Bingham has been and will be compensated at astronomical levels for his work at Canyon Bridge; (c) Bingham violated the Cypress Code of Business Conduct and Ethics; and (d) contrary to Cypress’s prior claims in this proxy contest, the Board immediately recognized that Bingham had a serious conflict of interest with Cypress.

Given these newly uncovered facts, ask yourself if Ray Bingham should be your executive chairman—or even a member of the Cypress Board. Does he really work faithfully for you?

Lead Independent Director Eric Benhamou Must Share in the Blame

Documents released in the Rodgers first lawsuit show that Lead Independent Director Eric Benhamou has knowingly covered up Bingham’s misdeeds. After being surprised by a press release disclosing Bingham’s employment by Canyon Bridge and its proposed acquisition of Lattice Semiconductor, Benhamou admitted to a fellow director what CypressFirst has been telling stockholders all along. He wrote in an email recently unsealed by the Delaware Court that Bingham’s relationship with Canyon Bridge was “ripe for conflicts on [sic] interest” and that the Board needed to “manage this relationship very carefully because there is [sic] bound to be some overlaps” in the acquisition targets over which Canyon Bridge and Cypress would compete. As a result, and to the detriment of stockholders, Benhamou and the Board enacted a new set of “conflict of interest guidelines” that Cypress has touted as part of its “best-in-class corporate governance practices.” In reality, the guidelines fail to protect Cypress against the most critical risk—Bingham’s conflicted loyalties. The new guidelines do not even discuss which employer Bingham must serve as first priority.

The Board also has erected a shield of purported “confidentiality” around the facts regarding when Bingham started at Canyon Bridge and exactly what he has been doing on behalf of Canyon Bridge. The Board should be looking out for its stockholders, not working overtime to hide director misconduct.

In a prior letter, CypressFirst Board candidate Camillo Martino stated, “I have never seen a conflict of interest as glaring as this one. Cypress can achieve excellent returns for its stockholders. I have little doubt about that. But it cannot do so in a culture created by a top executive who prioritizes self-enrichment over the stockholders’ interests, and a Board that lets him get away with it.”

On June 8, you will have the opportunity to remind the Board what its role actually is—looking out for Cypress stockholders and increasing the value of their investments—not keeping embarrassing documents from you.

Without the 32 acquisitions performed during its lifetime, Cypress would not exist today, because those M&A efforts now account for well over half of Cypress’s current revenue and stock value. Cypress should not be forced to compete in M&A against its own chairman.

Bingham and Benhamou Misrepresented the Timing and Nature of the Canyon Bridge Relationship

For months, the Cypress Board has peddled the story that Bingham did not have any relationship with Canyon Bridge until December 2016 (well after the Canyon Bridge-Lattice deal announcement on November 3) and that Bingham fully disclosed the details of his “potential” Canyon Bridge relationship to the Board before actually working on Canyon Bridge’s behalf. That story has always been untrue, as the Cypress Board now admits in its May 18 Proxy Supplement.

As documents now show, Bingham reached an understanding with his Canyon Bridge partners in October 2016 about how they would work together, and Bingham has been working with and on behalf of Canyon Bridge ever since. Although the Board continues to tell stockholders that the November 3 Lattice-Canyon Bridge press release accidentally named Bingham as a “Founding Partner,” Canyon Bridge itself has gone on record as standing behind its November 3 press release, including stating that Bingham reviewed and approved that press release in advance! The Cypress Board will now either have to admit to the truth or try to explain away this new problem.

Bingham has actually been misleading the Board since well before the November 3 Canyon Bridge-Lattice press release. The Cypress Code of Ethics states clearly that, “Our policies prohibit any employee from accepting simultaneous employment of any kind without written permission of the Company.” Yet, Cypress learned about Bingham’s second employer the same way we all did—by reading the November 3 Canyon Bridge press release. There was no attempt to obtain written permission or even inform the Board about his second job. Cypress’s most recent Proxy Supplement—issued only in an unsuccessful effort to head off Rodgers’ second Delaware lawsuit—demonstrates that Bingham lied to the Board about Canyon Bridge. If the documents and depositions of Cypress directors in the second Delaware suit support the story the Board has been trying to sell stockholders, then why is the Board working so hard to keep them under wraps?

The facts are straightforward. Since October 2016, Bingham began serving two masters, Cypress and Canyon Bridge. As the Board’s Lead Independent Director recognized, Cypress and Canyon Bridge inevitably compete for the same opportunities in M&A. The gibberish that Cypress Board puts forth in its Proxy Materials (both original and supplemental) is a transparent effort to obscure the reality that Ray Bingham cannot be loyal to two companies with the same objectives. If Bingham believed otherwise, why did he mislead the Board about the timing of his relationship with Canyon Bridge? If the Board believed otherwise, then why did it rush to enact brand-new conflict-of-interest guidelines in December 2016? If Benhamou believed otherwise, why did he email to admit the situation was “ripe” for conflict of interest?

You must decide whether you want to support an executive chairman who misled you and his fellow directors regarding his second job. If paying Bingham millions in RSUs and salary for his divided loyalties doesn’t seem right, then you should support the CypressFirst candidates on June 8.

The Cypress Board Has Failed to Apply the Cypress Code of Ethics Faithfully

Cypress also deserves a Lead Independent Director who holds the Board accountable to the Company’s crystal-clear Code of Ethics.

As the Board now admits, Bingham violated the Cypress Code of Ethics. The Board’s reaction was to shrug, excuse Bingham’s blatant violation of the Code of Ethics, and adopt a new, self-serving definition of “conflict of interest,” in which no conflict supposedly arises until Cypress and Canyon Bridge are actively bidding over the same target.

In an attempt to justify ignoring the Code of Ethics in the Canyon Bridge conflict, the Board adopted a new set of “conflict of interest guidelines” that it touts to Cypress stockholders as “best-in-class” governance. This is delusional. For example, the new two-paragraph guidelines apply only to conversations at Cypress. This means that if Bingham hears in a Board meeting that Cypress is interested in a target company that Bingham knows is also being targeted by Canyon Bridge, then he must recuse himself. But the guidelines do not require Bingham to recuse himself based on discussions at Canyon Bridge. Therefore, Bingham and his fellow Canyon Bridge “Founding Partners” are free to discuss acquiring any semiconductor company—including the ones being targeted by Cypress. Thus, the Board’s rejection of the Code of Ethics and its adoption of the useless conflict of interest guidelines leaves Cypress and your investment exposed to competition with a PE firm flush with Chinese sovereign funding. What acquisition opportunities do Bingham and Canyon Bridge know about right now that they are hiding from the Cypress Board? If there are any, the new guidelines say that’s all right—but every public company director should know immediately that it is an obvious breach of fiduciary duty.

As Lead Independent Director, Benhamou has a duty not to turn a blind eye on Bingham’s conflict of interest problems, but rather to enforce the Cypress Code of Ethics, which states:

•	“Conflict of interest: A conflict of interest exists where the interests of one person or entity conflict with the interests or benefits of the Company (Cypress).”

•	“Our policies prohibit any employee from accepting simultaneous employment of any kind without written permission of the Company, and prohibit any employee from accepting simultaneous employment with a Company supplier, customer, developer or competitor.”

•	“It is a conflict of interest to serve as a director of any company that competes with the Company.”

•	“Although you may serve as a director of another company, our policy requires that you first obtain approval from the Company’s Chief Financial Officer before accepting a directorship.”

•	“Additionally, you must disclose to the Company any interest that you have that may conflict with the business of the Company.”

•	Employees, agents, or contractors should always try to avoid even the appearance of impropriety.”

Benhamou has failed to follow the Code of Ethics and has also failed to act in the best interests of Cypress stockholders. On June 8, we urge you to reject Benhamou’s coverup of Bingham’s self-interested misconduct and vote FOR on the GOLD Proxy card.

The Current Directors Have Failed to Come Clean with Stockholders

As part of its efforts to obscure the full extent of Bingham’s misconduct and the Board’s coverup of it, Cypress continues to use gamesmanship rather than simply presenting the full truth to stockholders.

Cypress’ most recent Proxy Supplement disclosures are carefully designed to mislead you:

•	The Proxy Supplement says that Lead Independent Director Benhamou merely suggested a theoretical possibility of a Canyon Bridge/Cypress conflict on November 7, 2016. In fact, Benhamou sent out his “ripe with conflict” email on this very date.

•	The Proxy Supplement says the Board took care in investigating Bingham’s Canyon Bridge conflict. But, the Board refused to tell stockholders what that investigation entailed and what it found. Most importantly, no documents were released to validate its conclusions.

•	The Proxy Supplement says Bingham was assisting Canyon Bridge with “banking relationships” in October. Ask yourself if Canyon Bridge, a financial organization with $1.5 billion in assets, would really allow a non-employee to deal with its banks.

•	The Proxy Supplement says Canyon Bridge is not a competitor of Cypress. This statement was made without even attempting to explain away Canyon Bridge’s stated mission of acquiring semiconductor companies.

We believe that if the Board had nothing to hide, it would have already released the relevant documents to you.

The Issue in This Election Is Ethics and Not T.J. Rodgers’ Motives

Cypress and its stockholders deserve better than Bingham and Benhamou. Cypress should not be forced to compete with its own executive chairman.

We believe that Cypress and its stockholders urgently need two new directors who have strong ethical principles and extensive governance experience—directors who will obey, rather than evade, Cypress’s ethical standards as stated in the Company’s Code of Ethics. With decades of semiconductor company experience between them, including three CEO positions and 12 directorships, each CypressFirst candidate is more qualified to sit on the Cypress Board than any incumbent director.

In a prior letter, CypressFirst Board candidate, J. Daniel McCranie, stated: “The Board’s focus remains on T.J. Rodgers, and their assessment of his motivations for this Proxy Contest. That’s unfortunate, because this election is not about T.J. Rodgers. He is not running for the Cypress Board. Camillo and I are running. The questions for stockholders are whether they are willing to accept a conflicted executive chairman and the Board’s efforts under Eric Benhamou to cover up those conflicts.”

As new directors, Dan McCranie and Camillo Martino would work diligently and creatively—with only normal directors pay—to assist management in bringing better governance to Cypress and in solving the Company’s chronic problem of low gross margin. Bingham, whom we are seeking to replace, took control of Cypress on April 28, 2016, and thus has been the top executive of the company for over a year without making any progress on improving gross margin. Indeed, in the most recent quarter, non-GAAP gross margin declined by nearly a full percentage point to 39.3%. Better results are promised by the end of 2017 and in 2018, but without substantial gross margin improvement, Cypress will not be able to pay down its debt, increase its dividend, or improve its bottom line and thus share price.

We Are Dedicated to Improving the Value of Your Investment

We believe the Cypress Board should focus on stockholder value rather than on bailing out conflicted directors. We believe Nominees J. Daniel McCranie and Camillo Martino can help the Cypress Board:

•	Enhance stockholder value with their exceptional operating experience

•	Restore compliance with the Cypress Code of Ethics

•	Eliminate the Bingham/Canyon Bridge conflict of interest problem immediately

•	Eliminate the expensive and unnecessary executive chairman position

•	Mentor the new CEO effectively without demanding excessive pay

Please vote FOR on the GOLD Proxy card now for two extraordinarily qualified individuals, Dan McCranie and Camillo Martino, so that they can represent your interests on an otherwise complacent Cypress Board.

Sincerely,

J. Daniel McCranie	Camillo Martino	T.J. Rodgers

105 Madison Avenue

New York, New York 10016

CypressFirst@mackenziepartners.com

HELP LINE Toll-Free (800) 322-2885

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